Exhibit 99.1

New Energy Systems Group Sells Declining E’Jenie and NewPower Battery Components and Li-ion Battery Business

Company Updates FY2011 Guidance of $75 to $77 Million in Revenues and $6 to $7 million Adjusted Net Income

SHENZHEN, China, Nov. 30, 2011 -- New Energy Systems Group (NYSE Amex: NEWN) ("New Energy" or the "Company"), an original design manufacturer and distributor of consumer branded backup power systems and solar panels, today announced its Board of Directors and Management team have finalized the sale of its E’Jenie and NewPower battery and battery components business to a group of employees in each business unit for approximately $13.4 million.    After suspending guidance in August 2011, the Company has also provided a detail to its revised guidance for the full year of 2011.

 “As discussed on our third quarter conference call, we have continued to witness a decline in our E’Jenie and NewPower business units in an increasingly competitive marketplace in China,” began Chairman and CEO, Weihe “Jack” Yu.   “A recent product return of approximately $1.7 million of NewPower batteries from a customer and large impairment charges we reported in the third quarter related to those two respective business units further confirmed our decision to exit these declining businesses.  We are confident this move will enable us to focus on our more promising Anytone® and Kim Fai solar businesses in the coming year and improve our overall financial results.”

As detailed in the Company’s 8-K filed on November 30, 2011, the Company sold the E’Jenie and NewPower business units for approximately RMB$85,533,893 (USD$13,445,322) to two long-term employees at each facility.  New Energy’s board of directors and management team decided to divest these businesses after forecasting weaker demand and rising competition in China, which have significantly reduced margins.   Beginning in December of this year, New Energy Systems Group’s management team will focus all of its efforts on regaining market share of Anytone®-branded products and growing Kim Fai sales of solar panels and related solar application products in China and South East Asia.

FY2011 GUIDANCE

As a result of the sale of E’Jenie and NewPower, the Company has been able to more accurately forecast its sales for the balance of the year and provide investors with updated guidance below.

Revenue: $75 to $77 million

Adjusted Net Income: $6 to $7 million

Adjusted EPS: $0.41 to $0.48

Adjusted net income and adjusted EPS exclude estimated $0.8 million of non-cash stock-based compensation expenses, estimated $2.8 million of amortization expenses and a $13.6 million impairment of goodwill in 2011.

 “We are still working our way through the impact from piracy of and increased competition in the marketplace by ‘Feimaotue’ (Hong Kong Exchange listed company) and ‘Singwongda’ (China’s A-share market company), whom have recently entered the mobile power marketplace in China with their own product lines,” continued Weihe “Jack” Yu.   “Our new products launched at MacWorld in Beijing and the Hong Kong Electronics Fair are designed to elevate our position in the market and differentiate our product lines with consumers.   To support our new product launches and to educate consumers, we will spend approximately $1.8 million over the next three months on consumer marketing and expanding distribution.  We are confident the decision to focus our resources on growing Anytone and Kim Fai will provide us more sustainable returns in the years ahead.”

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for leading manufacturers of mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The Company's end-user consumer products are sold under the Anytone® brand in China while it's commercial and OEM batteries and battery components are sold under New Power and E'Jenie. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution and higher profit margins in 2011. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY
New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel:   +1-917-573-0302
Email: ken@newenergysystemsgroup.com
www.newenergysystemsgroup.com

INVESTOR RELATIONS
MZ
John Mattio, SVP
Tel: US +1-212-301-7130
Email: john.mattio@hcinternational.net
www.mz-ir.com

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